SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2003
Date of Report
(Date of earliest event reported)

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941 (Commission File No.)	59-3603677 (IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33563
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

EX-2.1 Agreement and Plan of Acquistion
EX-10.1 License Agreement
EX-99.1 Press Release

ITEM 5. OTHER EVENTS

      Medical Safety Technologies, Inc., 100% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by E Med Future, Inc., (OTC BB: EMDF), in a tax-free stock-for-stock exchange. E Med Future, Inc. issued 1,250,000 unregistered shares of common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of capital stock of Medical Safety Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction. As a result of the exchange, UTEK owns approximately 5.0% of the issued and outstanding stock of E Med Future, Inc.

      Medical Safety Technologies, Inc. holds a worldwide exclusive license to a patented Emory University technology known as the safe receptacle for sharps, which is designed to aid in the safe transport of sharp medical instruments. UTEK invested approximately $213,000 in Medical Safety Technologies, Inc.

      The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on December 30, 2003 in accordance with applicable law. In June 2003, UTEK also completed a strategic alliance with E Med Future Corporation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial statements required by this Item 7(b). The Company will, if required, file such financial statements within sixty days of the date

(c)	Exhibits.

2.1	Agreement and Plan of Acquisition, by and among UTEK Corporation, and E Med Future, Inc.

10.1	License agreement

99.1	Press release

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2003	UTEK CORPORATION

/s/ Carole R. Wright Carole R. Wright Chief Financial Officer